Exhibit 99.1

Gentherm Reports 2017 Fourth Quarter and Full Year Results

Company Achieves Record Quarterly and Annual Revenue

Annualized Revenue Run Rate Exceeds $1 Billion

2018 Guidance Established

NORTHVILLE, Michigan, February 20, 2018 /Global Newswire/ -- Gentherm (NASDAQ:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter Highlights

•

Record product revenues of $257.2 million increased 8.7% from $236.5 million in the 2016 fourth quarter.  Product revenues on a comparable basis, excluding the impact of acquisitions and foreign currency translation, rose 4.1% year over year

•	Added $8.4 million in revenue associated with acquisition of Etratech
•

Operating profit of $21.1 million as compared with $26.5 million in the 2016 fourth quarter, largely reflective of increased investment in research and development to drive accelerated revenue growth and CEO transition expenses (“Transition Expenses”)

•	Earnings per share was $(0.14) as compared with $0.71 for the prior-year period
•

Adjusted earnings per share, excluding $0.55 per share of expense related to U.S. tax reform and $0.07 per share related to the Transition Expenses, as well as other items (see table herein), was $0.61.  Adjusted earnings per share in the prior-year period was $0.68

Full Year Highlights

•

Record product revenues of $985.7 million increased 7.4% from $917.6 million in 2016.  Product revenues on a comparable basis, excluding the impact of acquisitions and foreign currency translation, rose 4.6% year over year

•

Operating profit of $97.3 million as compared with $106.1 million in 2016, reflective of $9.6 million in increased research and development expense as well as higher selling, general and administrative costs related to the full-year impact of acquired companies

•	Earnings per share was $0.96 as compared with $2.09 for the prior-year period
•

Adjusted earnings per share, excluding $0.55 per share of expense related to U.S. tax reform and $0.12 per share related to the Transition Expenses, as well as other items (see table herein), was $2.31.  Adjusted earnings per share in the prior-year period was $2.59

Gentherm President and CEO, Phil Eyler, said: “The results in the fourth quarter reflect solid growth even as market conditions remain challenging, especially in the North America automotive market.  Positive results are beginning to show as we focus on extending our business into new automotive applications such as Battery Thermal Management and Electronic Systems. We also continue to make progress in expanding our technology and innovative capabilities to the medical and industrial markets.   I am delighted to be joining

Gentherm as we approach the $1 billion dollar revenue mark and, most importantly, as we plot our course for accelerated revenue and earnings growth.”

2017 Fourth Quarter Financial Review

Product revenues for the fourth quarter of 2017 grew by $20.6 million, or 8.7%, as compared with the prior-year, to $257.2 million.  The year-over-year growth was comprised of a $13.8 million increase in the automotive segment and $6.8 million increase in the industrial segment.  On a comparable basis, adjusting in both periods for acquisitions and foreign currency translation, the year-over-year increase in product revenues was 4.1%.

Revenue growth in Automotive was driven by an $8.4 million contribution from the acquisition of Etratech, as well as higher sales in seat heaters, steering wheel heaters, automotive cables and battery thermal management, partially offset by lower sales of climate controlled seats (“CCS”).  The lower CCS revenue was mainly due to the continuing effect of the transition from the higher-priced active cool seat technology to the lower-priced heated and ventilated technology, and a 4% decrease in vehicle production in North America where the Company’s CCS business is concentrated.   The technology mix headwind is expected to abate over the course of 2018 as higher volume from new product launches for both technologies and the anticipated increase in North American vehicle production begin to offset the effect of lower prices on platforms that have switched technologies.

Revenue growth in Industrial resulted from a significant increase in the remote power generation business, partially offset by a modest contraction in the Cincinnati Sub-Zero (“CSZ”) business.  See the “Revenue by Product Category” table enclosed herein for additional detail.

Gross margin rate declined to 30.1% in the current year period, as compared with 33.2% in the prior-year period, primarily as a result of cost overruns in the CSZ business, higher fixed costs associated with increased capacity at new manufacturing facilities in Mexico and Macedonia, ramp-up costs in preparation for volume expansion in electronics and battery thermal management, and labor expense inflation at the Ukraine factory.

Net research and development expenses in the 2017 fourth quarter rose $3.5 million, or 19%, year over year as the Company continued to invest in innovation in automotive interior thermal management devices, automotive cooled storage devices, battery thermal management devices, battery management systems, advanced automotive electronics solutions, medical thermal management devices, and other potential products and related technologies.

Selling, general and administrative expenses of $33.6 million in the 2017 fourth quarter were essentially unchanged from the $33.7 million in the prior year-period.  The 2017 period included $3.8 million of Transition Expenses, $1.0 million associated with the acquisition of Etratech and $1.0 million of incremental expense related to expansion of the salesforce at CSZ.  Offsetting these year-over-year increases were a reduction in equity compensation costs of $3.4 million and $2.0 million recorded in the prior-year period related to a reorganization which was not repeated in the current year.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded year-over-year growth in Adjusted EBITDA, excluding the Transition Expenses in the current year period.  Adjusted EBITDA comparisons are particularly valid for the current-year period as they negate the impact of the one-time adjustments required by the recently enacted U.S. Tax Cut and Jobs Act (the “Tax Act”) discussed below.

Income tax expense in the 2017 fourth quarter was $23.8 million, as compared with $6.3 million in the prior-year period, including $20.2 million associated with the required adjustments under the Tax Act.  While effective tax rates for corporations have been lowered under the Tax Act, the Company’s current expectation is that its full-year effective tax rate will be approximately 24% in 2018 which includes a 400 basis point increase due to the change in accounting required under Accounting Standards Update 2016-16.

During the fourth quarter, the Company incurred a net foreign currency loss of $1.2 million, which included a net realized gain of $1.2 million and a net unrealized loss of $2.4 million.  This unrealized loss was primarily the result of holding significant amounts of U.S. Dollar cash at the Company’s subsidiaries in Europe, as well as certain intercompany relationships between these European subsidiaries and the Company’s U.S.-based companies.  In the prior-year period, the Company recognized a net foreign currency gain of $7.7 million, which included a net unrealized foreign currency gain of $6.3 million also related to the Company’s cash held at its European subsidiaries and intercompany cash balances.

Earnings per share for the fourth quarter of 2017 was $(0.14) as compared with $0.71 for the prior-year period.  Adjusted earnings per share, excluding $0.55 per share of expense related to U.S. tax reform and $0.07 per share related to the Transition Expenses, as well as other items (see table herein), was $0.61.  Adjusted earnings per share in the prior-year period was $0.68.

Full Year Revenue and Earnings Per Share Discussion

During 2017, the Company achieved a $68.1 million, or 7.4%, increase in product revenues as compared with the prior year to $985.7 million.  On a comparable basis, adjusting in both periods for acquisitions and foreign currency translation adjustments, the year-over-year increase was 4.6%.  This growth was achieved despite a contraction in the U.S. automotive industry, which is a market where the Company derives 50% of its annual Automotive segment revenue.

In the Automotive segment, 2017 full-year revenues were $879.5 million, a $32.0 million, or 3.8% increase compared to the prior year. The year-over-year growth included increases in seat heaters ($18.4 million or 6.4% growth), steering wheel heaters ($12.6 million or 25.5% growth), the acquisition of Etratech ($8.4 million), automotive cables ($6.8 million or 8% growth) and battery thermal management ($3.5 million or 53.4% growth).  Due to a continuing technology shift, CCS product revenues declined by $17.8 million, or 4.4%.

The Company’s Industrial Segment businesses also grew year over year, with 2017 revenues increasing $36.1 million, or 51.4% to $106.2 million.  Revenue from the remote power generation business rose $13.3 million, or 71.2%, due to the significant increase in shipments in the current year, as compared with the prior year when demand was impacted by weakness in the energy markets.  The CSZ business recorded a revenue increase of $22.8 million, or 44.2%, over the prior year due to 10% organic growth for the full year and the inclusion of twelve months of results as compared with nine months in the prior-year period.

Earnings per share was $0.96, as compared with $2.09 for the prior-year period.  Adjusted earnings per share, excluding $0.55 per share of expense related to U.S. tax reform and $0.12 per share related to the Transition Expenses, as well as other items (see table herein), was $2.31.  Adjusted earnings per share in the prior-year period was $2.59.

Guidance

With the recent transition to a new Chief Executive Officer, the Company is undertaking a detailed review of its strategic plan and opportunities to accelerate revenue and earnings growth.  The Company anticipates that, over the course of the next few months, the management team and the Company’s Board of Directors will collectively determine a new strategic plan.   In the interim, the Company provided the following guidance for 2018:

•

Product revenue is expected to grow between 8% and 10% to a range of $1.06 billion to $1.08 billion, reflecting 3% to 5% organic growth and the full-year contribution from Etratech, which was acquired in November 2017

•	Gross margin rate is expected to be between 30% and 32%
•	Adjusted EBITDA is expected to be approximately 15% of product revenue
•	Capital expenditures are expected to be approximately $50 million

Due to the inherent difficulty of forecasting the timing and amount of certain items that would impact net income, such as foreign currency gains and losses, we are unable to reasonably estimate net income, the GAAP financial measure most directly comparable to Adjusted EBITDA. Accordingly we are unable to provide a reconciliation of Adjusted EBITDA to net income with respect to the guidance provided.

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 AM Eastern Time to review these results.  The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.).  The passcode for the live call is 13675941.

A simultaneous webcast of the call, as well as a presentation deck that will accompany management commentary, can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com/events.

For those unable to listen to the live broadcast, a webcast replay will also be available on the Company’s website as noted above.

A telephonic replay will be available at approximately 11:00 a.m. Eastern Time and will be accessible for two weeks. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13675941.

Investor Relations Contact
investors@gentherm.com
(248) 308-1702

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, TrueTherm™ cupholder and storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Non-automotive products include remote power generation systems, heated and cooled furniture, patient temperature management systems, industrial environmental test chambers and related product testing services and other consumer and industrial temperature control applications. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over thirteen thousand employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events.  The forward-looking statements included in this release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise or customers may develop their own products to replace the Company’s products, currency exchange rates may change unfavorably, pricing pressures from customers may increase, the Company’s workforce and operations could be disrupted by civil or political unrest in the countries in which the Company operates, free trade agreements may be altered in a manner adverse to the Company, medical device regulations could change in an unfavorable manner, oil and gas prices could fluctuate causing adverse consequences, and other adverse conditions in the industries in which the Company operates may negatively affect its results. The business outlook discussed in this presentation does not include the potential impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof.

The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company's annual report on Form 10-K for the year ended December 31, 2016 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Product revenues	$257,185	$236,541	$985,683	$917,600
Cost of sales	179,866	157,935	674,570	622,563
Gross margin	77,319	78,606	311,113	295,037
Operating expenses:
Net research and development expenses	21,845	18,371	82,478	72,923
Acquisition transaction expenses	789	50	789	743
Selling, general and administrative expenses	33,610	33,719	130,522	115,252
Total operating expenses	56,244	52,140	213,789	188,918
Operating income	21,075	26,466	97,324	106,119
Interest expense	(1,252)	(970)	(4,885)	(3,257))
Foreign currency (loss) gain	(1,188)	7,722	(23,108)	7,810
Other expense	(82)	(863)	(76)	(109)
Earnings before income tax	18,553	32,355	69,255	110,563
Income tax expense	23,795	6,319	34,028	33,965
Net income (loss)	$(5,242)	$26,036	$35,227	$76,598
Basic earnings per share	$(0.14)	$0.71	$0.96	$2.10
Diluted earnings per share	$(0.14)	$0.71	$0.96	$2.09
Weighted average number of shares – basic	36,743	36,515	36,721	36,448
Weighted average number of shares – diluted	36,869	36,619	36,814	36,601

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GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY

(Unaudited, in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016(1)	% Diff.	2017		2016(1)	% Diff.
Climate Controlled Seat (CCS)	$93,397	$102,233	-8.6%	$387,961		$405,795	-4.4%
Seat Heaters	78,067	71,567	9.1%	307,309		288,939	6.4%
Steering Wheel Heaters	16,142	12,515	29.0%	62,125		49,516	25.5%
Automotive Cables	24,764	21,252	16.5%	92,093		85,283	8.0%
Battery Thermal Management (BTM) (2)	2,862	1,761	62.5%	10,043		6,546	53.4%
Etratech	8,398	—	—	8,398		—	—
Other Automotive	3,007	3,464	-9.8%	11,528	(3)	11,349	2.6%
Subtotal Automotive	$226,637	$212,792	6.5%	$879,457		$847,428	3.8%
Remote Power Generation (GPT)	12,486	4,134	202.0%	31,891		18,628	71.2%
Cincinnati Sub-Zero Products (CSZ)	18,062	19,615	-7.9%	74,335		51,544	44.2%
Subtotal Industrial	$30,548	$23,749	28.6%	$106,226		$70,172	51.4%
Total Company	$257,185	$236,541	8.7%	$985,683		$917,600	7.4%

(1) During First Quarter 2017 we revised our revenue by product analysis to better reflect pricing adjustments and other differences. We have revised prior year revenue by product amounts to reflect this change.

(2)Battery Thermal Management or BTM product revenues includes Gentherm’s automotive grade, low cost, heat resistant fans and blowers used by customers for battery cooling through ventilation and the first production level shipments of the advanced TED based active cool system which begin during the 2017 fourth quarter.

(3) Includes $2.0 million rebate to customer during the third quarter of 2017.

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GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Income (loss)	$(5,242)	$26,036	$35,227	$76,598
Add Back:
Income tax expense	23,795	6,319	34,028	33,965
Interest expense	1,252	970	4,885	3,257)
Depreciation and amortization	12,238	9,993	44,685	37,592
Adjustments:
Acquisition transaction expense	789	50	789	743
Unrealized currency loss (gain)	2,393	(6,293)	21,819	(6,104)
Adjusted EBITDA	$35,225	$37,075	$141,433	$146,051
CEO transition expenses	3,757	—	6,694	—
Adjusted EBITDA less CEO transition expenses	$38,982	$37,075	$148,127	$146,051

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,		Future Full Year Periods (estimated)
	2017	2016	2017	2016	2018	2019	2020	2021
Transaction related current expenses
Acquisition transaction expenses	$789	$50	$789	$743	$—	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	2,412	1,962	8,197	7,600	10,495	8,281	6,954	34,798
Technology amortization	844	890	2,943	3,407	3,001	2,426	2,426	4,791
Product development costs amortization	―	―	―	42	—	—	—	—
Trade name amortization	45	43	132	172	—	—	—	—
Inventory fair value adjustment	20	―	20	3,973	118	39	—	—
Other effects
Unrealized currency loss (gain)	2,393	(6,293)	21,819	(6,104)	—	—	—	—
CEO transition expenses	3,757	—	6,694	—	—	—	—	—
Management reorganization	—	2,000	—	2,000	―	―	―	―
Total acquisition transaction expenses, purchase accounting impacts and other effects	$10,260	$(1,348)	$40,594	$11,833	$13,614	$10,746	$9,380	$39,589
Tax effect of above	(2,625)	253	(10,855)	(3,549)	(2,443)	(1,797)	(1,489)	(5,525)
U.S. Tax Reform	20,153	―	20,153	―	―	―	―	―
North America reorganization withholding tax (1)	―	―	―	10,100	―	―	―	―
Net income effect	$27,788	$(1,095)	$49,892	$18,384	$11,171	$8,949	$7,891	$34,064

Earnings per share - difference
Basic	$0.76	$(0.03)	$1.36	$0.50
Diluted	$0.76	$(0.03)	$1.36	$0.50
Adjusted earnings per share
Basic	$0.61	$0.68	$2.32	$2.60
Diluted	$0.61	$0.68	$2.31	$2.59

(1) During the first quarter of 2016, we completed a legal reorganization in North America by shifting certain operations located in Canada to other subsidiaries.  Related to the reorganization we declared intercompany dividends and incurred $9.6 million in withholding taxes payable to the Canadian Revenue Agency.

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$103,172	$177,187
Accounts receivable, less allowance of $973 and $1,391, respectively	185,058	170,084
Inventory:
Raw materials	64,175	60,525
Work in process	16,139	13,261
Finished goods	41,095	31,288
Inventory, net	121,409	105,074
Derivative financial instruments	213	18
Prepaid expenses and other assets	51,217	32,000
Total current assets	461,069	484,363
Property and equipment, net	200,294	172,052
Goodwill	69,685	51,735
Other intangible assets, net	83,286	57,557
Deferred financing costs	936	1,221
Deferred income tax assets	30,152	35,299
Other non-current assets	37,983	40,803
Total assets	$883,405	$843,030
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$89,596	$84,511
Accrued liabilities	77,209	105,625
Current maturities of long-term debt	3,460	2,092
Derivative financial instruments	1,050	1,395
Total current liabilities	171,315	193,623
Pension benefit obligation	7,913	7,419
Other liabilities	2,747	4,092
Long-term debt, less current maturities	141,209	169,433
Deferred income tax liabilities	6,347	8,058
Total liabilities	329,531	382,625
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,761,362 and 36,534,464 issued and outstanding at December 31, 2017 and December 31, 2016, respectively	265,048	262,251
Paid-in capital	15,625	10,323
Accumulated other comprehensive loss	(20,444)	(69,091)
Accumulated earnings	293,645	256,922
Total shareholders’ equity	553,874	460,405
Total liabilities and shareholders’ equity	$883,405	$843,030

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2017	2016
Operating Activities:
Net income	$35,227	$76,598
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	44,972	37,764
Deferred income taxes	5,135	(8,843)
Stock compensation	12,507	9,186
Defined benefit plan expense	(23)	184
Provision of doubtful accounts	(469)	108
Loss on sale of property and equipment	1,042	468
Changes in operating assets and liabilities:
Accounts receivable	6,033	(17,971)
Inventory	(4,348)	(5,933)
Prepaid expenses and other assets	(12,334)	9,106
Accounts payable	(7,691)	4,419
Accrued liabilities	(30,171)	3,314
Net cash provided by operating activities	49,880	108,400
Investing Activities:
Proceeds from the sale of property and equipment	91	57
Acquisition of subsidiary, net of cash acquired	(66,994)	(73,593)
Investment in development-stage entity	—	(4,486)
Purchases of property and equipment	(50,785)	(66,316)
Net cash used in investing activities	(117,688)	(144,338)
Financing Activities:
Borrowing of debt	—	115,000
Repayments of debt	(27,156)	(42,244)
Excess tax expense from equity awards	—	—
Cash paid for financing costs	—	(649)
Cash paid for the cancellation of restricted stock	(1,837)	(1,196)
Cash paid for the repurchase of Common Stock	(5,326)	—
Excess tax benefit from equity awards	—	7,509
Proceeds from the exercise of Common Stock options	2,755	1,438
Net cash (used in) provided by financing activities	(31,564)	79,858
Foreign currency effect	25,357	(11,212)
Net (decrease) increase in cash and cash equivalents	(74,015)	32,708
Cash and cash equivalents at beginning of period	177,187	144,479
Cash and cash equivalents at end of period	$103,172	$177,187
Supplemental disclosure of cash flow information:
Cash paid for taxes	$76,741	$21,608
Cash paid for interest	$4,540	$3,029
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$6,298	$4,589

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